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Exhibit 99.1

Bookham Confirms No Current Financing Plans, and Preliminary Revenue Results for Quarter

SAN JOSE, CA—10/12/2004—On October 5, 2004, it was reported that Bookham, Inc. (NASDAQ: BKHM) had received a no action letter from the Securities and Exchange Commission confirming that, as the successor to Bookham Technology plc, Bookham, Inc. will be eligible to use Form S-3 for future registration statements. Bookham, Inc. today confirmed that it has no current plans to effect a public offering, private placement or other financing transaction.

Bookham also confirmed that it anticipates that its revenues for the quarter ended October 2, 2004 will be between $42.0 and $45.0 million, and that its operating cash burn for the quarter will be between $20.0 and $25.0 million. Bookham anticipates announcing final results for the quarter on October 26, 2004.

Bookham, Inc (NASDAQ: BKHM) is a global leader in the design, manufacture and marketing of optical components, modules and subsystems. The company's optical components, modules and subsystems are used in various applications and industries, including telecommunications, data communications, aerospace, industrial and military. Since 2002, the company has acquired the optical components businesses from Nortel Networks and Marconi, as well as Ignis Optics, Inc., the business of Cierra Photonics Inc., New Focus, Inc., and Onetta, Inc. The company has manufacturing facilities in the UK, US, Canada, China and Switzerland; and offices in the US, UK, France, Italy, and China; and employs approximately 2000 people worldwide.

More information on Bookham, Inc is available at www.bookham.com.
Bookham is a registered trademark of Bookham Technology plc.

Any statements in this announcement about the future expectations, plans or prospects of Bookham, including statements containing the words "believe", "plan", "anticipate", "expect", "estimate", "will" and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, and other factors described in Bookham's Transition Report on Form 10-K for the transition period from January 1, 2004 to July 3, 2004. The forward-looking statements included in this announcement represent Bookham's view as of the date of this release. Bookham anticipates that subsequent events and developments will cause Bookham's views to change. However, Bookham disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document. Those forward-looking statements should not be relied upon as representing Bookham's views as of any date subsequent to the date of this announcement.

For further information, please contact:
Steve Abely
+1 408 919 6059
Sharon Ostaszewska
+44 1235 837000

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  Exhibit 99.1